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                     January 18, 2022

       Hilton Schlosberg
       Co-Chief Executive Officer
       Monster Beverage Corporation
       1 Monster Way
       Corona, CA 92879

                                                        Re: Monster Beverage
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 001-18761

       Dear Ms. Schlosberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Matt Burroughs